Exhibit 5.1
December 7, 2006
United States Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
USA
Re:   Registration Statement on Form S-8 of Cameco Corporation

Dear Sirs:
In connection with the proposed issue and sale of up to 2,500,000 Common Shares, without nominal or par value (the “Offered Shares”), of Cameco Corporation (“Cameco”), a corporation organized under the Canada Business Corporations Act, pursuant to the Registration Statement on Form S-8 relating to the Amended and Restated Stock Option Plan of Cameco filed concurrently herewith with the United States Securities and Exchange Commission (the “Registration Statement”), I, a barrister and solicitor duly qualified and licensed to practice law in the Province of Saskatchewan, Canada and Corporate Secretary of Cameco, have examined, among other things, copies of the Registration Statement and such corporate and other records, certificates and documents, and such questions of law, as I consider necessary or appropriate for the purposes of this opinion.
Based upon the foregoing, I am of the opinion that the Offered Shares have been duly authorized and, when issued and paid for, will be legally issued, fully paid and non-assessable.
I consent to the filing of this opinion with the United States Securities and Exchange Commission in connection with Cameco’s filing of the Registration Statement with the United States Securities and Exchange Commission. By giving the foregoing consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the Rules and Regulations of the United States Securities and Exchange Commission thereunder.

Yours truly,
“Gary M.S. Chad”
Gary M.S. Chad
Senior Vice President, Law, Regulatory Affairs and Corporate Secretary